Exhibit 99.1
Goodrich Petroleum Corporation
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES RESIGNATION OF BOARD MEMBER
Houston, Texas — March 29, 2007. Goodrich Petroleum Corporation today announced that Steven A. Webster has resigned from its board of directors. Mr. Webster has served as a member of the Company’s board of directors since August 2003. In his letter of resignation, Mr. Webster stated, “It is with regret that I have decided to resign from the Board of Directors of Goodrich Petroleum. I have enjoyed my association with the company, the board and management. I remain enthusiastic about the future of the company.”
Commenting on the resignation, Patrick E. Malloy, Chairman of the Board said, “We appreciate Steve’s service on our board and the contributions he has made over the past few years. We understand his numerous other commitments have made it increasingly difficult for him to continue to serve on the Goodrich Petroleum board and we wish him the best in his future endeavors.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.